EXHIBIT 99.1

IIJ Announces Full Year and Fourth Quarter Financial Results for the Fiscal Year Ended March 31, 2010

TOKYO, May 14, 2010 (GLOBE NEWSWIRE) -- Internet Initiative Japan Inc. ("IIJ") (Nasdaq:IIJI) (TSE:3774) today announced its full year ("FY2009") and 4th quarter ("4Q09") consolidated financial results for fiscal year ended March 31, 2010.1

Highlights of Full FY2009 Financial Results

  Revenues were JPY68,006 million ($728.1 million), down 2.5% YoY. While connectivity and outsourcing service grew steadily, systems integration revenue was heavily affected by the decrease in IT related investments in Japan.
  Operating income was JPY3,412 million ($36.5 million), up 16.9% YoY, mainly due to the increase in connectivity and outsourcing service gross margin and the decrease in administrative expenses. Operating loss related to the ATM operation business was JPY1,000 million ($10.7 million).
  Net income attributable to IIJ2 was JPY2,234 million ($23.9 million), up 57.4% YoY.
  FY2009 year-end cash dividend forecast was revised from JPY1,000 to JPY1,250 per share of common stock (FY2009 total dividend of JPY2,250, up from JPY2,000 as previously planned).

Highlights of Fourth Quarter FY2009 Financial Results

  Revenues were JPY19,694 million ($210.9 million), up 4.0% YoY. Systems construction revenues increased due to seasonal factors and outsourcing service continuously increased YoY, respectively.
  Operating income was JPY1,404 million ($15.0 million), up 30.9% YoY, mainly due to the increase in SI gross margin and the decrease in administrative expenses.
  Net income attributable to IIJ was JPY1,101 million ($11.8 million), up 3.4% YoY.

Financial Targets for FY2010

  IIJ targets revenues of JPY71.0 billion, operating income of JPY4.3 billion, income before income tax expense (benefit)2 of JPY3.7 billion and net income attributable to IIJ of JPY2.6 billion for FY2010.
  IIJ targets cash dividend of JPY2,500 per share of common stock for FY2010 (JPY1,250 for interim-period cash dividend and JPY1,250 for fiscal year-end cash dividend)
[1] Unless otherwise stated, all financial figures discussed in this announcement are prepared in accordance with U.S. GAAP. All financial figures are unaudited and consolidated. The translation of Japanese yen into U.S. dollars is solely for the convenience of readers outside of Japan. The rate used for the translation was JPY93.40 per US$1.00, which was the noon buying rate on March 31, 2010.
[2] Effective April 1, 2009, we have adopted ASC810, "Consolidations".

Overview of Full FY2009 Financial Results and Business Outlook

"It has been truly a tough year for us with the drop in Japanese IT investments heavily affecting our revenue," said Koichi Suzuki, President and CEO of IIJ. "Yet, amid the tough economic situation, we have exceeded our full year profit target," continued Suzuki.

"Recurring revenue steadily increased YoY followed by the continuous demands for outsourcing services for cost reduction purposes. The increase in contracted number of over Gbps connectivity is also a supporting fact that demands for higher bandwidth connectivity remains. Additionally, our continuous effort for cost reduction has resulted in the improvement in profitability. Accordingly, despite the weak Japanese economy, our profit exceeded our full year target. We have also raised our FY2009 year-end cash dividend to JPY1,250 from JPY1,000 per share of common stock in response to our business results.

"We have also made achievements in the Group business strategy. We've merged two of our 100% consolidated subsidiary, which mainly provides SI, on April 1, 2010 to operate the Group more efficiently as well as to seize opportunities to further enhance our business in the IT service market. This merger will allow us to combine and strengthen our network service and SI business structure.

"As for our FY2010 business environment, although how strongly the SI revenues will return is still uncertain, we are seeing signs of recovery in systems construction along with the slow but recovering economy. We believe Japanese companies have been refraining from IT investment for more than enough time and that they will eventually need to start investing in order for them to maintain competitiveness. Our new cloud computing service "IIJ GIO" is also starting up well and are expected to contribute to revenue in the coming fiscal year. And of course, demands for higher bandwidth connectivity and outsourcing services remain. There are positive factors for our future business outlook.

"For our ATM operation business, it is currently in its starting-up phase. We are propelling to start-up a business, similar to Seven Bank's ATM operation business, and we target to reach break even at some point during the later half of FY2010."

Full FY2009 Financial Results Summary

Operating Results Summary
	FY2008	FY2009	YoY % change
	JPY millions	JPY millions
Total Revenues	69,731	68,006	(2.5%)
Connectivity and Outsourcing Services	35,076	36,972	5.4%
SI	33,647	30,071	(10.6%)
Equipment Sales	985	756	(23.2%)
ATM Operation Business	23	207	781.2%
Total Costs	56,146	54,050	(3.7%)
Connectivity and Outsourcing Services	29,318	30,533	4.1%
SI	25,543	21,904	(14.2%)
Equipment Sales	863	649	(24.8%)
ATM Operation Business	422	964	128.2%
SG&A Expenses and R&D	10,668	10,544	(1.2%)
Operating Income	2,917	3,412	16.9%
Income before Income Tax Expense	2,034	2,859	40.5%
Net income attributable to IIJ	1,419	2,234	57.4%
Segment Summary
	FY2008	FY2009
	JPY millions	JPY millions
Net Revenues	69,731	68,006
Network services and SI business	69,961	68,228
ATM operation business	23	207
Elimination	253	429
Operating Income (Loss)	2,917	3,412
Network service and SI business	3,663	4,435
ATM operation business	(705)	(1,001)
Elimination	41	22

We have omitted segment analysis because most of our revenues are dominated by Network services and systems integration business.

Full FY2009 Financial Results

Revenues

Revenues were JPY68,006 million, down 2.5% YoY.

Connectivity and Outsourcing Services revenue were JPY36,972 million, up 5.4% YoY. Connectivity service for corporate use increased by 5.4% YoY. While over 1Gbps IP reached 125 contracts at the end of FY2009 driven by demands for higher bandwidth, revenues for IP connectivity service slightly decreased YoY as a result of the decrease in volume charge revenue in 4Q09. For IIJ Mobile service, it steadily increased throughout the year contributing to total revenue, increasing by 120.9% YoY.

For connectivity service for home use, revenue increased by 4.8% YoY. The shift from ADSL to optical fiber and the increase in mobile data communication service contributed to the total growth.

For outsourcing services, each service line-ups, such as "IIJ SecureMX Service" of email related services and "IIJ Secure Web Gateway Service", increased steadily contributing to the 5.7% YoY growth in outsourcing service revenues. "IIJ Secure Web Gateway Service" prevents virus infection through a web browser and also prevents information leakage.

Contracts for mobile data communication service reached over 40,000 contracts compared to approximately 23,000 contracts as of March 2009.

SI revenues were JPY30,071 million, down 10.6% YoY. Heavily affected by the weak Japanese economy, systems construction revenues decreased by 22.5% YoY to JPY11,354 million. Systems operation and maintenance revenues decreased by 1.4% YoY to JPY18,717 million affected by cost down pressure from large accounts and by the decrease in numbers of new engagements for systems construction.

The order backlog for systems construction and equipment sales was JPY3,164 million, up 10.5% YoY and order backlog for systems operation and maintenance was JPY10,395 million, down 13.4% YoY as of March 31, 2010, respectively.

Equipment sales revenues were JPY756 million, down 23.2% YoY.

ATM Operation Business revenues were JPY207 million compared to JPY23 million in FY2008.

Cost and expense

Cost of revenues was JPY54,050 million, down 3.7% YoY.

Cost of Connectivity and Outsourcing Services revenue was JPY30,533 million, up 4.1% YoY as outsourcing related costs, network operation related costs and personnel related costs increased, respectively along with the increase in revenue. Backbone cost was JPY3,699 million, up 0.2% YoY. Gross margin was JPY6,439 million, up 11.8% YoY and gross margin ratio was 17.4%, up 1.0% YoY.

Cost of SI revenues was JPY21,904 million, down 14.2% YoY. Outsourcing related costs largely decreased as a result of reduction of full-time outsourcing personnel. Purchasing cost also decreased along with the decrease in systems construction revenues. Gross margin was JPY8,167 million, up 0.8% YoY and gross margin ratio was 27.2%, up 3.1% YoY.

Cost of Equipment Sales revenues was JPY649 million, down 24.8% YoY.

Cost of ATM Operation Business revenues was JPY964 million compared to JPY422 million in FY2008.

Number of Contracts for Connectivity Services
	as of March 31, 2009	as of March 31, 2010	YoY Change
Connectivity Services (Corporate Use)	48,802	63,998	15,196
IP Service (-99Mbps)	938	926	(12)
IP Service (100Mbps-999Mbps)	225	254	29
IP Service (1Gbps--)	94	125	31
IIJ Data Center Connectivity Service	298	315	17
IIJ FiberAccess/F and IIJ DSL/F	26,023	28,663	2,640
IIJ Mobile Service[3] [4]	19,698	32,315	12,617
Others	1,526	1,400	(126)
Connectivity Services (Home Use)	443,412	400,667	(42,745)
Under IIJ Brand	46,901	46,900	(1)
hi-ho	179,786	168,223	(11,563)
OEM	216,725	185,544	(31,181)
Total Contracted Bandwidth	530.5 Gbps	650.4 Gbps	119.9 Gbps

Connectivity and Outsourcing Services Revenues Breakdown
	FY2008	FY2009	YoY % change
	JPY millions	JPY millions
Connectivity Service (Corporate Use)	13,142	13,847	5.4%
IP Service[5]	9,275	9,214	(0.7%)
IIJ FiberAccess/F and IIJ DSL/F	2,894	2,948	1.8%
IIJ Mobile Service[6]	631	1,395	120.9%
Others	342	290	(15.1%)
Connectivity Service (Home Use)	6,538	6,854	4.8%
Under IIJ Brand	1,009	1,034	2.5%
hi-ho	4,971	5,254	5.7%
OEM	558	566	1.4%
Outsourcing Services	15,396	16,271	5.7%
Total Connectivity and Outsourcing Services	35,076	36,972	5.4%
[3] Contracts of IIJ Mobile Service are of mobile data communication service for corporate use.
[4] The contract number of IIJ Mobile Service as of December 2009 (35,357 contracts, announced on February 12, 2010) were miscalculated by including the contract number for mobile data communication service for home use. The correct contract number of IIJ Mobile Service as of December 2009 is 29,209 contracts.
5 IP Service revenues include revenues from the Data Center Connectivity Service.
[6] Revenue from mobile data communication service for home use is included in Connectivity service (home use).

SG&A Expenses and R&D

Sales and marketing expenses were JPY5,405 million, up 16.7% YoY. There were increase in personnel related expenses and depreciation related to the new back-office system which began its operation during FY2009.

General and administrative expenses were JPY4,826 million, down 14.2% YoY, largely due to the decrease of outsourcing related expenses and general expenses as a result of tight cost control.

Research and development expenses were JPY313 million, down 24.6% YoY.

Operating income

Operating income was JPY3,412 million, up 16.9% YoY. While operating loss related to the ATM operation business increased, gross margin of connectivity and outsourcing service increased and general and administrative expenses decreased.

Other income (expenses)

Other income (expenses) was net other expenses of JPY553 million compared to net other expenses of JPY883 million in FY2008 as impairment losses on equity securities and interest expense decreased compared to FY2008.

Income before income tax expenses

Income before income tax expenses was JPY2,859 million, up 40.5% YoY.

Net Income

Income tax expense was JPY1,132 million compared to JPY1,003 million in FY2008. Deferred tax expenses was JPY756 million compared to JPY637 million in FY2008.

Equity in net income of equity method investees was JPY159 million compared to JPY35 million in FY2008.

Net income was JPY1,886 million, up 76.8% YoY.

Net income attributable to IIJ

Net loss attributable to noncontrolling interests was JPY348 million compared to JPY352 million in FY2008, both related to GDX Japan Inc. and Trust Networks Inc.

Net income attributable to IIJ was JPY2,234 million, up 57.4% YoY.

Full FY2009 Financial Condition

Balance Sheets

As of March 31, 2010, the balance of total assets was JPY51,115 million, a decrease of JPY1,186 million from the balance as of March 31, 2009.

For current assets, as compared to each of the respective balances as of March 31, 2009, cash and cash equivalents decreased by JPY1,423 million and accounts receivables increased by JPY1,140 million. As for current liabilities, as compared to each of the respective balances as of March 31, 2009, short-term borrowings decreased by JPY2,900 million, accounts payable increased by JPY903 million and current capital lease obligations decreased by JPY543 million. Noncurrent capital lease obligations decreased by JPY1,208 million.

The balance of other investments as of March 31, 2010 was JPY2,582 million, an increase of JPY667 million from the balance as of March 31, 2009. The breakdown of other investments were JPY1,447 million in nonmarketable equity securities, JPY867 million in available-for-sale securities and JPY268 million in other.

As of March 31, 2010, the balance of non-amortized intangible assets (excluding telephone rights) such as goodwill was JPY2,831 million and the balance of amortized intangible assets was JPY2,618 million. The breakdown of non-amortized intangible assets were JPY2,639 million in goodwill and JPY192 million in trademark. The breakdown of amortized intangible assets were JPY2,520 million in customer relationships and JPY98 million in licenses.

Total IIJ shareholders' equity as of March 31, 2010 was JPY27,320 million, an increase of JPY2,150 million from the balance as of March 31, 2009. IIJ Shareholders' equity ratio (IIJ shareholders' equity/total assets) as of March 31, 2010 was 53.4%, up 5.3 points compared to March 31, 2009.

Cash Flows

Cash and cash equivalents as of March 31, 2010 were JPY8,764 million compared to JPY10,188 million as of March 31, 2009.

Net cash provided by operating activities for FY2009 was JPY9,621 million compared to net cash provided by operating activities of JPY8,631 million for FY2008. While operating income increased mainly due to the increase in gross margin from connectivity and outsourcing service and the decrease in general and administrative expenses, there were changes in operating assets and liabilities during FY2009. The changes in operating assets and liabilities mainly resulted from the increase in accounts receivables of JPY1,179 million (decrease of JPY1,947 million for FY2008), decrease in inventories and prepaid expenses of JPY486 million (decrease of JPY467 million for FY2008) and increase in accounts payable of JPY809 million (decrease of JPY2,005 million for FY2008).

Net cash used in investing activities for FY2009 was JPY3,788 million compared to net cash used in investing activities of JPY3,328 million for FY2008, mainly due to payment of JPY3,254 million for the purchase of property and equipment (payment of JPY2,991 million for FY2008) and the purchase of other investments of JPY875 million (purchase of JPY175 million for FY2008).

Net cash used in financing activities for FY2009 was JPY7,238 million compared to net cash used in financing activities of JPY6,573 million for FY2008, mainly due to principal payments under capital leases of JPY4,083 million (payment of JPY3,954 million for FY2008), net repayment of short-term borrowings of JPY2,900 million (net repayment of JPY1,800 million for FY2008) and payments of JPY405 million for FY2008 year-end dividends and FY2009 interim period dividends.

Reconciliation of Non-GAAP Financial Measures

The following table summarizes the reconciliation of adjusted EBITDA to net income attributable to IIJ in our consolidated statements of income that are prepared in accordance with U.S. GAAP.

Adjusted EBITDA
	FY2008	FY2009
	JPY millions	JPY millions
Adjusted EBITDA	8,348	8,718
Depreciation and Amortization [7]	(5,431)	(5,306)
Operating Income	2,917	3,412
Other Income (Expense)	(883)	(553)
Income Tax Expense	1,003	1,132
Equity in Net Income of Equity Method Investees	35	159
Net income	1,067	1,886
Net loss attributable to noncontrolling interests	352	348
Net Income attributable to IIJ	1,419	2,234

CAPEX
	FY2008	FY2009
	JPY millions	JPY millions
CAPEX, including capital leases	7,006	5,584
Acquisition of Assets by Entering into Capital Leases	4,015	2,330
Purchase of Property and Equipment	2,991	3,254
[7] Depreciation and amortization includes impairment loss on other intangible assets. (See IIJ's consolidated financial statements for details).

FY2010 Financial Targets (announced on May 14, 2010)

Our targets for the fiscal year ending March 31, 2011 are as follows:

				(JPY in millions)
	Revenues	Operating Income	Income before Income Tax Expense (Benefit)	Net Income attributable to IIJ
1H FY2010	32,300	1,200	1,100	800
Full FY2010	71,000	4,300	3,700	2,600

We target revenue of JPY71,000 million (up 4.4% YoY), operating income of JPY4,300 million (up 26.0% YoY), income before income tax expense (benefit) of JPY3,700 million (up 29.4% YoY) and net income attributable to IIJ of JPY2,600 million (up 16.4% YoY) for the full FY2010 financial targets.

We expect our connectivity and outsourcing service revenues, a recurring revenue, to continue to increase steadily along with its ordinary course of growth. As for the systems integration, while demands are expected to increase, the full recover of IT investments are still uncertain, and because the order backlog for systems operation and maintenance as of March 2010 decreased by JPY1,613 million YoY as a result of a size-down in a certain contracted account, we expect systems integration revenue to decrease compared to FY2009. As for the ATM operation business which is in its business start-up phase, while we target to reach break even at some point during the later half of FY2010, we expect operating loss of around JPY400 million related to this business for FY2010.

Presentation

Presentation Materials will be posted on our web site (http://www.iij.ad.jp/en/IR/) on May 14, 2010.

About Internet Initiative Japan Inc.

Founded in 1992, IIJ is one of Japan's leading Internet-access and comprehensive network solutions providers. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. IIJ's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design. Moreover, IIJ has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ was listed on the U.S. NASDAQ Stock Market in 1999 and on the First Section of the Tokyo Stock Exchange in 2006.

The Internet Initiative Japan Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4613

Statements made in this press release regarding IIJ's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements that are based on IIJ's and managements' current expectations, assumptions, estimates and projections about its business and the industry. These forward-looking statements, such as statements regarding FY2008 revenues and operating and net profitability, are subject to various risks, uncertainties and other factors that could cause IIJ's actual results to differ materially from those contained in any forward-looking statement. These risks, uncertainties and other factors include: IIJ's ability to maintain and increase revenues from higher-margin services such as systems integration and outsourcing services; the possibility that revenues from connectivity services may decline substantially as a result of competition and other factors; the ability to compete in a rapidly evolving and competitive marketplace; the impact on IIJ's profits of fluctuations in costs such as backbone costs and subcontractor costs; the impact on IIJ's profits of fluctuations in the price of available-for-sale securities; the impact of technological changes in its industry; IIJ's ability to raise additional capital to cover its indebtedness; the possibility that NTT, IIJ's largest shareholder, may decide to exercise substantial influence over IIJ; and other risks referred to from time to time in IIJ's filings on Form 20-F of its annual report and other filings with the United States Securities and Exchange Commission.

Basic Policy for the Distribution of Profits and Dividends for FY2009 and FY2010

IIJ, while giving full consideration to securing its funds to strengthen its financial position and to prepare for its operation and business development, seeks to achieve stable and continuous dividends to shareholders.

IIJ plans to pay its dividend twice a year, at interim and fiscal year-end based on the Company’s article of incorporation. The dividends for interim and fiscal year-end are decided at the Company’s board of directors and the general meeting of stockholders, respectively.

As for the FY2009 year-end dividend, we plan to revise our year-end dividend from JPY1,000 to JPY1,250 per share of our common stock. We have paid interim dividend of JPY1,000 per share of common stock for FY2009 interim period. FY2009 total dividend will be JPY2,250.

For FY2010, IIJ targets to pay total dividend of JPY2,500 per share of common stock (JPY1,250 per share of common stock for the interim period and JPY1,250 per share of common stock for the fiscal year-end).

Risk Factors

The results of operations and financial position of IIJ or the IIJ Group may be adversely and materially impacted by the following and other factors. The following major factors are quoted mainly from the annual report (Yuka-shoken-hokokusho), which IIJ filed with the regulatory organization in Japan on June 29, 2009.

-	Risk from effects on the IIJ Group’s business developments by a lack of improvement of Japan’s economy, or a change in economic conditions

-	Risk from the IIJ Group’s dependence on other companies for telecommunication circuits, hardware components like routers and facilities such as data centers.

-	Risk from the IIJ Group’s failure to maintain its quality of service and operate its services properly

-	Risk from the possibility of an interruption of services of the IIJ Group

-	Risk of the IIJ Group’s failure to keep and manage its private customer information, such as personal information

-	Risk due to the IIJ Group’s failure to keep up with technological developments or the necessity of vast financial resources

-	Risk from the effects on the IIJ Group’s results of operations and financial position by increased price competition

-
Risk associated from the fluctuation in network rerated costs, such as cost for backbone circuit, cost for leased hardware components, cost for network facilities such as network operation centers and personnel rerated cost.

-	Risk affected by the failure to manage and control outsourcing costs

-	Risk of less achievement in business developments than expected, due to the IIJ Group’s failure to differentiate itself from its competitors

-	Risk of the IIJ Group’s failure to attract and control its human resources properly

-	Risk associated with not being able to maintain or enhance the value or performance of IIJ Group companies, and develop new businesses operated by newly established subsidiaries.

-	Risk arising from Nippon Telegraph and Telephone Corporation (“NTT”), our largest shareholder

-	Risk of failing to achieve expected revenues and profits in the future

-
Risk from the IIJ Group’s results of operations and financial position being affected by seasonal fluctuations especially in SI and equipment sales (revenues and income tend to increase in the fourth quarter of each fiscal year)

-	Risk arising from SI business due to the failing to control projects, outsourcing cost or human resources to be needed.

-	Risk from the impact on the IIJ Group’s results of operations and financial position by fluctuations in the stock values of companies in which it has invested

-	Risk it may have on IIJ Group’s results of operations and financial position by conducting M&A to pursue business expansion

-	Risk it may have on IIJ Group’s results of operations and financial position by recording impairment losses on its non-amortizable intangible assets

-	Risk from the impact on the IIJ Group’s results of operation by fluctuations in its net income affected by income tax effects

-	Risk associated with regulatory matters and new legislation related to the telecommunications

-	Risk associated with legal regulations regarding the Internet

-	Risk of the IIJ Group’s violation of intellectual property rights of other parties

-	Risk of being named as defendants in litigation

-	Risk of not being able to secure enough funds for the future or to finance in favorable conditions

IIJ plans to file both its annual report on Form 20-F with the United States Securities and Exchange Commission under the securities laws and regulations in the United States, and on “Yuka-shoken-hokokusho” with the regulatory public organization in Japan under the laws and regulations in Japan, on and after June 28, 2010. Please refer to these documents for the details of risks regarding IIJ Group's business.

Current Status of IIJ Group

(1) Overview of the IIJ Group

IIJ, which has nine consolidated subsidiaries and four equity method investees as of the end of the fiscal year ended March 31, 2010, provides IP based reliable and highly value-added network services; connectivity, outsourcing, SI and equipment sales as a total network solution mainly to enterprises and governmental organizations that use networks for their businesses. Trust Networks provides ATM operation business.

Company name	Overview of business
IIJ	IIJ provides internet connectivity services, outsourcing services, systems construction, systems operation and maintenance and equipment sales as classified in its consolidated financial statements.
Nine consolidated subsidiaries
IIJ Technology Inc. ("IIJ-Tech")
IIJ-Tech mainly provides systems design, consultation, development, construction, operation and maintenance, and supply of equipment and its operation and maintenance for the construction of systems. IIJ-Tech provides services classified into SI and equipment sales in IIJ's consolidated financial statements.

IIJ Financial Systems, Inc. ("IIJ-FS")	IIJ-FS mainly provides the development, operation and maintenance of systems for financial institutions. IIJ-FS provides services classified into SI in IIJ's consolidated financial statements.
Trust Networks Inc. (“Trust Networks”)	Operates and provides ATMs service. Trust Networks provides services classified into ATM operation business in IIJ's consolidated financial statements.
Net Care, Inc. ("Net Care")
Net Care mainly provides the monitoring and operation of networks and outsourced customer support and call centers. Net Care provides services classified connectivity and outsourcing services and SI in IIJ's consolidated financial statements.

Net Chart Japan Inc. (“NCJ”)
NCJ mainly provides network construction services, primarily for LANs, such as network installation wiring, installation and set-up of equipment, installation of applications, and operational support. NCJ provides services classified into SI in IIJ's consolidated financial statements.

hi-ho Inc. (“hi-ho”)
hi-ho mainly provides Internet services to personal users and Internet solutions to corporate users. hi-ho provides services classified into connectivity and outsourcing services in IIJ’s consolidated financial statements.

IIJ Innovation Institute Inc. ("IIJ-II")
IIJ-II engages in research and development of Internet-related basic technology development and its business incubation and provides services classified into connectivity and outsourcing services in IIJ's consolidated financial statements.

GDX Japan Inc. (“GDX”)	GDX mainly provides message exchange network services. GDX provides services classified into connectivity and outsourcing services in IIJ’s consolidated financial statements.
IIJ America Inc. ("IIJ America")
IIJ America mainly provides Internet connectivity services in the United States and constructs and operates an Internet backbone in the United States as the IIJ Group's presence in the United States. IIJ America provides services classified into connectivity and outsourcing services in IIJ's consolidated financial statements.

Four equity method investees
Internet Multifeed Co. ("Multifeed")	Multifeed was established as a joint venture with the NTT Group and mainly operates Internet exchange, distributes high-volume Internet content, and provides housing services.
Internet Revolution Inc. ("i-revo")	i-revo is a consolidated subsidiary of Konami Corporation and mainly operates Internet portals.
Taihei Computer Co., Ltd. (“TCC”)	TCC is a consolidated subsidiary of Hirata Corporation and develops, construct, sell and operate customer loyalty reward program systems.
i-Heart Inc. ("i-Heart")	i-Heart was established as a joint venture with Korean companies in South Korea and provides data center services in South Korea.
・	In addition to the above, NTT is IIJ’s other affiliated company.
・	As announced on February 4, 2010, we have merged our 100% consolidated subsidiary, IIJ-Tech on April 1, 2010. On April 1, 2010, IIJ-Tech has merged its 100% consolidated subsidiary, IIJ-FS.

(2) Business Diagram

The overview of the IIJ Group’s business at the end of the fiscal year ended March 31, 2010 is illustrated as follows:

Customers
ATM Operation Business
Network service and Systems Integration Business
(Connectivity and Outsourcing service, SI and Equipment sales)
IIJ
Consolidated Subsidiaries
Equity Method Investees
IIJ-Tech
Purchase, Outsourcing
Selling services, Outsourcing
IIJ-FS
Selling services
ODS
Selling services, Outsourcing
Trust Networks
Selling services
Net Care
Outsourcing, Purchase
Selling services, Outsourcing
NCJ
Outsourcing
Selling services
hi-ho
Purchase
Selling services, Outsourcing
IIJ-II
Outsourcing
Selling services, Outsourcing
GDX
Purchase
Selling services, Outsourcing
IIJ America
Buying services, Outsourcing
Selling services,
Buying services
Multifeed
Selling services
i-revo
Selling services
TCC
Selling services
i-Heart
Advance
IIJ Group
Purchase of telecommunications circuits
Outsourcing
Equipment sales, purchase and lease
Telecommunication Carriers and Others
Outside Suppliers
Telecommunication Equipment Manufacturers, Vendors and leasing Companies

(Notes)

1. The diagram above illustrates the overview of principal transactions between IIJ and IIJ's affiliated companies.
2. ◀— shows transactions from IIJ to each of the IIJ Group companies. ◀ – shows transactions from each of the IIJ Group companies to IIJ.
3. Telecommunications carriers include Nippon Telegraph and Telephone East Corporation, Nippon Telegraph and Telephone West Corporation and NTT Communications, Inc., that are the subsidiaries of NTT.

Management Policies

 (1) Basic Management Policies

IIJ aims to contribute in creating a new market and in innovating industries by leading the information technology industry of Japan with Internet technology. By practicing its management philosophy, it also continuously seeks to maximize its corporate value and to fulfill its social responsibility.

(2) Target Management Indicators

In conducting its business activities, the IIJ Group pays attention to the composition of total revenues, profitability, financial position, and other factors. The IIJ Group is making efforts to enhance its profitability by increasing revenues and controlling costs and general and administrative expenditures, while closely watching its revenue growth ratio, gross margin ratio, operating margin ratio and other figures.

(3) Issues that we face and Middle and Long-term Business Strategies

We believe that the Japanese economy will gradually recover. For the recent IT service market  surrounding our Group, as a result of the progress in internet related technology, communication and data processing are provided based on the same technological platform, as seen in the emergence of cloud computing concept. And the trend to outsource data processing and network as one network system infrastructure is expected to increase.

To seize this opportunity to further enhance our business in the future, it has become even more important to share our group business strategy and to combine our network service and the SI business for a stronger business structure. Thus we have merged our 100% owned consolidated subsidiary, IIJ Technology Inc. and IIJ Financial Systems Inc, which mainly provides SI. We will focus on increasing revenues and improve profitability under the new management team by maximizing our superiority in internet related technology to develop advanced, highly value added and reliable total network solution for corporate users and governmental organizations.

For ATM operation business which is in its business start-up phase, we aim for an early business start-up by steady increase in revenue and adequate cost control. Further, we will focus on its business development for it to contribute to consolidated revenue and operating income growth in the mid-term.

(4) Other Issues to be Addressed

IIJ provides Internet connectivity services for the amount of JPY922 thousand, to Applied Research Institute, Inc. which Koichi Suzuki, President and CEO of IIJ has 100% voting right. It is conducted under normal business relationship.

Internet Initiative Japan Inc.
Consolidated Balance Sheets (Unaudited)
(As of March 31, 2009 and March 31, 2010)

	As of March 31, 2009		As of March 31, 2010
	Thousands of JPY	%	Thousands of U.S. Dollars	Thousands of JPY	%
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	10,187,724		93,838	8,764,415
Accounts receivable, net of allowance for doubtful accounts of JPY 22,072 thousand and JPY 37,178 thousand at March 31, 2009 and March 31, 2010, respectively	10,256,527		122,019	11,396,597
Inventories	529,756		8,649	807,803
Prepaid expenses	1,771,955		17,056	1,593,000
Deferred tax assets —Current	762,221		16,817	1,570,746
Other current assets, net of allowance for doubtful accounts of JPY 11,720 thousand and JPY 720 thousand at March 31, 2009 and March 31, 2010, respectively	848,586		8,159	762,081
Total current assets	24,356,769	46.6	266,538	24,894,642	48.7
INVESTMENTS IN EQUITY METHOD INVESTEES	947,626	1.8	12,113	1,131,354	2.2
OTHER INVESTMENTS	1,914,594	3.7	27,640	2,581,610	5.1
PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of JPY 16,444,517 thousand and JPY 17,653,271 thousand at March 31, 2009 and March 31, 2010, respectively	13,172,891	25.2	138,867	12,970,152	25.4
GOODWILL	2,639,319	5.0	28,258	2,639,319	5.2
OTHER INTANGIBLE ASSETS —Net	3,201,806	6.1	30,184	2,819,187	5.5
GUARANTEE DEPOSITS	2,072,652	4.0	21,455	2,003,862	3.9
Deferred tax assets —Noncurrent	2,253,464	4.3	7,338	685,370	1.3
OTHER ASSETS, net of allowance for doubtful accounts of JPY72,800 thousand and JPY91,319 thousand at March 31, 2009 and March 31, 2010, respectively, and net of loan loss valuation allowance of JPY 16,701thousand at March 31, 2009 and March 31 2010, respectively	1,742,078	3.3	14,882	1,389,954	2.7
TOTAL	52,301,199	100.0	547,275	51,115,450	100.0

	As of March 31, 2009		As of March 31, 2010
	Thousands of JPY	%	Thousands of U.S. Dollars	Thousands of JPY	%
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	7,350,000		47,644	4,450,000
Capital lease obligations —current portion	3,272,257		29,226	2,729,673
Accounts payable	6,064,829		74,600	6,967,654
Accrued expenses	1,069,310		12,682	1,184,483
Accrued retirement and pension costs —current	11,959		156	14,539
Deferred income	1,255,749		15,473	1,445,174
Other current liabilities	763,544		9,875	922,345
Total current liabilities	19,787,648	37.8	189,656	17,713,868	34.7
CAPITAL LEASE OBLIGATIONS —Noncurrent	4,866,120	9.3	39,161	3,657,657	7.2
ACCRUED RETIREMENT AND PENSION COSTS —Noncurrent	1,399,592	2.7	13,941	1,302,054	2.5
OTHER NONCURRENT LIABILITIES	1,004,920	1.9	11,544	1,078,168	2.1
Total Liabilities	27,058,280	51.7	254,302	23,751,747	46.5
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common-stock—authorized, 377,600 shares; issued and outstanding, 206,478 shares at March 31, 2009 and March 31, 2010	16,833,847	32.2	180,234	16,833,847	32.9
Additional paid-in capital	27,611,737	52.8	293,829	27,443,600	53.7
Accumulated deficit	(18,549,142)	(35.5)	(179,016)	(16,720,092)	(32.7)
Accumulated other comprehensive income (loss)	(320,711)	(0.6)	1,807	168,769	0.3
Treasury stock—3,934 shares held by the company at March 31, 2009 and March 31, 2010	(406,547)	(0.8)	(4,353)	(406,547)	(0.8)
Total Internet Initiative Japan Inc. shareholders' equity	25,169,184	48.1	292,501	27,319,577	53.4
NONCONTROLLING INTERESTS	73,735	0.2	472	44,126	0.1
Total equity	25,242,919	48.3	292,973	27,363,703	53.5
TOTAL	52,301,199	100.0	547,275	51,115,450	100.0

(Note1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 93.40 which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2010.
(Note 2) The above presentation as of March 31, 2009 has been changed to conform to the presentation as of March 31, 2010.

Internet Initiative Japan Inc.
Consolidated Statements of Income (Unaudited)
(For the fiscal year ended March 31, 2009 and March 31, 2010)

	Fiscal Year Ended March 31, 2009		Fiscal Year Ended March 31, 2010
	Thousands of JPY	% of total revenues	Thousands of U.S. Dollars	Thousands of JPY	% of total revenues
REVENUES:
Connectivity and outsourcing services:
Connectivity (corporate use)	13,142,393		148,256	13,847,116
Connectivity (home use)	6,537,370		73,386	6,854,258
Outsourcing services	15,395,833		174,210	16,271,256
Total	35,075,596		395,852	36,972,630
Systems integration:
Systems Construction	14,658,502		121,559	11,353,598
Systems Operation and Maintenance	18,988,595		200,396	18,716,978
Total	33,647,097		321,955	30,070,576
Equipment sales	984,585		8,100	756,517
ATM operation business	23,452		2,213	206,657
Total revenues	69,730,730	100.0	728,120	68,006,380	100.0
COST AND EXPENSES:
Cost of connectivity and outsourcing services	29,317,645		326,914	30,533,726
Cost of systems integration	25,542,758		234,515	21,903,699
Cost of equipment sales	863,031		6,952	649,315
Cost of ATM operation business	422,285		10,320	963,862
Total cost	56,145,719	80.5	578,701	54,050,602	79.5
Sales and marketing	4,630,579	6.6	57,870	5,405,075	7.9
General and administrative	5,621,870	8.1	51,670	4,826,006	7.1
Research and development	415,180	0.6	3,352	313,112	0.5
Total cost and expenses	66,813,348	95.8	691,593	64,594,795	95.0
OPERATING INCOME	2,917,382	4.2	36,527	3,411,585	5.0
OTHER INCOME (EXPENSE):
Interest income	45,153		307	28,691
Interest expense	(408,152)		(3,279)	(306,208)
Foreign exchange losses	(28,515)		(4)	(395)
Net gains on sales of other investments	15,631		530	49,512
Losses on write-down of other investments	(524,287)		(3,670)	(342,796)
Other—net	17,276		200	18,673
Other expense — net	(882,894)	(1.3)	(5,916)	(552,523)	(0.8)
INCOME FROM OPERATIONS BEFORE INCOME TAX EXPENSE AND EQUITY IN NET INCOME OF EQUITY METHOD INVESTEES	2,034,488	2.9	30,611	2,859,062	4.2
INCOME TAX EXPENSE	1,002,711	1.4	12,121	1,132,093	1.7
EQUITY IN NET INCOME OF EQUITY METHOD INVESTEES	35,099	0.0	1,707	159,423	0.3
NET INCOME	1,066,876	1.5	20,197	1,886,392	2.8
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	352,428	0.5	3,723	347,746	0.5
NET INCOME ATTRIBUTABLE TO INTERNET INITIATIVE JAPAN INC.	1,419,304	2.0	23,920	2,234,138	3.3

	Fiscal Year Ended March 31, 2009		Fiscal Year Ended March 31, 2010
NET INCOME PER SHARE
BASIC WEIGHTED-AVERAGE NUMBER OF SHARES (shares)	205,165			202,544
DILUTED WEIGHTED-AVERAGE NUMBER OF SHARES (shares)	205,195			202,544
BASIC WEIGHTED-AVERAGE NUMBER OF ADS EQUIVALENTS (ADSs)	82,065,978			81,017,600
DILUTED WEIGHTED-AVERAGE NUMBER OF ADS EQUIVALENTS (ADSs)	82,077,978			81,017,600
BASIC NET INCOME PER SHARE (JPY / U.S. Dollars / JPY)	6,917.87		118.10	11,030.38
DILUTED NET INCOME PER SHARE (JPY / U.S. Dollars / JPY)	6,916.85		118.10	11,030.38
BASIC NET INCOME PER ADS EQUIVALENT (JPY / U.S. Dollars / JPY)	17.29		0.30	27.58
DILUTED NET INCOME PER ADS EQUIVALENT (JPY / U.S. Dollars / JPY)	17.29		0.30	27.58

(Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 93.40 which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2010.
(Note2) The above presentation for the fiscal year ended March 31, 2009 has been changed to conform to the presentation for the fiscal year ended March 31, 2010.

Internet Initiative Japan Inc.
Consolidated Statements of Shareholders' Equity (Unaudited)

(For the fiscal year ended March 31, 2008 and March 31, 2009)								(Thousands of JPY)
			Internet Initiative Japan Inc. shareholders' equity
					Common Stock
	Total equity	Comprehensive income (loss)	Accumulated deficit	Accumulated other comprehensive income (loss)	Shares of Common Stock Outstanding	Treasury Stock	Additional Paid-in Capital	NON-CONTROLLING INTERESTS
BALANCE, APRIL 1, 2008	25,274,815		(19,555,489)	90,618	16,833,847	?	27,611,737	294,102
Subsidiary stock issuance	132,061							132,061
Comprehensive income (loss)：
Net Income	1,066,876	1,066,876	1,419,304					(352,428)
Other Comprehensive loss, net of tax	(411,329)	(411,329)		(411,329)
Total comprehensive income	655,547	655,547
Payment of dividends	(412,957)		(412,957)
Acquisition of treasury stock	(406,547)					(406,547)
BALANCE, MARCH 31, 2009	25,242,919		(18,549,142)	(320,711)	16,833,847	(406,547)	27,611,737	73,735

(For the fiscal year ended March 31, 2009 and March 31, 2010)							(Thousands of JPY)

			Internet Initiative Japan Inc. shareholders' equity
					Common Stock
	Total equity	Comprehensive income (loss)	Accumulated deficit	Accumulated other comprehensive income (loss)	Shares of Common Stock Outstanding	Treasury Stock	Additional Paid-in Capital	NON-CONTROLLING INTERESTS
BALANCE, APRIL 1, 2009	25,242,919		(18,549,142)	(320,711)	16,833,847	(406,547)	27,611,737	73,735
Subsidiary stock issuance	150,000						(168,137)	318,137
Comprehensive income (loss)：
Net Income	1,886,392	1,886,392	2,234,138					(347,746)
Other Comprehensive income, net of tax	489,480	489,480		489,480
Total comprehensive income：	2,375,872	2,375,872
Payment of dividends	(405,088)		(405,088)
BALANCE, MARCH 31, 2010	27,363,703		(16,720,092)	168,769	16,833,847	(406,547)	27,443,600	44,126

(For the fiscal year ended March 31, 2009 and March 31, 2010)							(Thousands of U.S. Dollars)

			Internet Initiative Japan Inc. shareholders' equity
					Common Stock
	Total equity	Comprehensive income (loss)	Accumulated deficit	Accumulated other comprehensive income (loss)	Shares of Common Stock Outstanding	Treasury Stock	Additional Paid-in Capital	NON-CONTROLLING INTERESTS
BALANCE, APRIL 1, 2009	270,266		(198,599)	(3,434)	180,234	(4,353)	295,629	789
Subsidiary stock issuance	1,606						(1,800)	3,406
Comprehensive income (loss)：
Net Income	20,197	20,197	23,920					(3,723)
Other Comprehensive income, net of tax	5,241	5,241		5,241
Total comprehensive income：	25,438	25,438
Payment of dividends	(4,337)		(4,337)
BALANCE, MARCH 31, 2010	292,973		(179,016)	1,807	180,234	(4,353)	293,829	472

(Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 93.40 which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2010.
(Note 2) The above presentation for the fiscal year ended March 31, 2009 has been changed to conform to the presentation for the fiscal year ended March 31, 2010.
Internet Initiative Japan Inc.
Consolidated Statements of Cash Flows (Unaudited)
(For the fiscal year ended March 31, 2009 and March 31, 2010)

	Fiscal Year Ended March 31, 2009	Fiscal Year Ended March 31, 2010
	Thousands of JPY	Thousands of U.S. Dollars	Thousands of JPY
OPERATING ACTIVITIES:
Net income	1,066,876	20,197	1,886,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,317,141	56,818	5,306,826
Impairment loss on other intangible assets	113,360	--	--
Provision for retirement and pension costs, less payments	127,662	2,419	225,915
Provision for allowance for doubtful accounts and advances	26,020	433	40,467
Loss on disposal of property and equipment	443,019	6,843	639,160
Net gains on sales of other investments	(15,631)	(530)	(49,512)
Losses on write-down of other investments	524,287	3,670	342,796
Foreign exchange losses	9,605	162	15,116
Equity in net income of equity method investees (net of dividend)	(4,719)	(1,707)	(159,423)
Deferred income tax expense	636,818	8,099	756,422
Others	1,741	139	13,000
Changes in operating assets and liabilities net of effects from acquisition of business and a company:
Decrease (increase) in accounts receivable	1,947,490	(12,627)	(1,179,388)
Decrease in inventories, prepaid expenses and other current and noncurrent assets	467,023	5,201	485,711
Increase (decrease) in accounts payable	(2,005,074)	8,660	808,845
Increase (decrease) in income taxes payable	(188,517)	1,026	95,819
Increase in accrued expenses, other current and noncurrent liabilities	163,768	4,207	392,948
Net cash provided by operating activities	8,630,869	103,010	9,621,094
INVESTING ACTIVITIES:
Purchase of property and equipment	(2,991,378)	(34,835)	(3,253,629)
Proceeds from sales of property and equipment	--	2,201	205,548
Purchase of available-for-sale securities	(187,516)	(784)	(73,236)
Purchase of short-term and other investments	(175,264)	(9,369)	(875,016)
Investment in equity method investee	--	(244)	(22,834)
Proceeds from sales of available-for-sale securities	3,417	1,326	123,880
Proceeds from sales and redemption of short-term and other investments	111,509	838	78,250
Payments of guarantee deposits	(109,929)	(898)	(83,833)
Refund of guarantee deposits	66,124	1,372	128,192
Payments for refundable insurance policies	(52,364)	(589)	(55,020)
Refund from insurance policies	7,382	428	39,959
Other	(53)	--	--
Net cash used in investing activities	(3,328,072)	(40,554)	(3,787,739)

	Fiscal Year Ended March 31, 2009	Fiscal Year Ended March 31, 2010
	Thousands of JPY	Thousands of U.S. Dollars	Thousands of JPY
FINANCING ACTIVITIES:
Proceeds from issuance of short-term borrowings with initial maturities over three months	10,750,000	64,240	6,000,000
Repayments of short-term borrowings with initial maturities over three months and long-term borrowings	(12,125,000)	(118,844)	(11,100,000)
Principal payments under capital leases	(3,953,833)	(43,714)	(4,082,908)
Net increase (decrease) in short-term borrowings with initial maturities less than three months	(425,000)	23,554	2,200,000
Proceeds from issuance of subsidiary stock to ?minority shareholders	--	1,606	150,000
Dividends paid	(412,957)	(4,337)	(405,088)
Payments for acquisition of treasury stock	(406,547)	--	--
Net cash used in financing activities	(6,573,337)	(77,495)	(7,237,996)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(12,716)	(200)	(18,668)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,283,256)	(15,239)	(1,423,309)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	11,470,980	109,076	10,187,724
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	10,187,724	93,837	8,764,415

ADDITIONAL CASH FLOW INFORMATION:
Interest paid	408,712	3,287	307,045
Income tax paid	774,409	1,717	160,398

NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of assets by entering into capital leases	4,014,537	24,947	2,330,077
Facilities purchase liabilities	182,564	6,733	628,905

(Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 93.40 which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2010.
(Note 2) The above presentation for the fiscal year ended March 31, 2009 has been changed to conform to the presentation for the fiscal year ended March 31, 2010.

Principal Standard Items for Preparation of Consolidated Financial Statements
The Terminology, Form, and Preparation Methods for the Consolidated Financial Statements

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Summary of Significant Accounting Policies

Accounting Standards Codification

Effective July 1, 2009, IIJ adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ("ASC") 105, "Generally Accepted Accounting Principles (the provisions of which were previously included in Statement of Financial Accounting Standards (“SFAS”) No. 168 “Accounting Standards Codification and the hierarchy of generally accepted accounting principles”). This pronouncement prescribes the change which divides non-governmental U.S. GAAP into the authoritative Codification and the non-authoritative guidance, doing away with the previous fourlevel hierarchy.

Reclassification

Certain reclassifications have been made to prior periods to conform to the current year presentation: (1) Upon the adoption of ASC810, "Noncontrolling interests", which were previously referred to as "Minority interests" and classified between "Total liabilities" and "Shareholders' equity" in the consolidated balance sheets, are now included as a separate component of "Equity". (2) "Net income" in the consolidated statements of income now includes net income attributable to noncontrolling interests, which was previously referred to as "Minority interests" and deducted.  (3) We have separated both deferred tax assets (current and non-current) from other current assets and other assets, respectively, due to the increase in the materiality.

Consolidation

The consolidated financial statements include the accounts of IIJ and all of its subsidiaries, Net Care, IIJ-Tech, IIJ America, IIJ-FS, NCJ, GDX, hi-ho, Trust Networks, On-Demand Solutions and IIJ-II, which all, except for IIJ America, have fiscal years ending March 31. IIJ America's fiscal year end is December 31 and such date was used for purposes of preparing the consolidated financial statements as it is not practicable for the subsidiary to report its financial results as of March 31. There were no significant events that occurred during the intervening period that would require adjustment to or disclosure in the accompanying consolidated financial statements. Intercompany transactions and balances have been eliminated in consolidation. Investments in companies over which IIJ has significant influence but not control are accounted for by the equity method. For other than a temporary decline in the value of investments in equity method investees below the carrying amount, the investment is reduced to fair value and an impairment loss is recognized.
A subsidiary or equity method investee may issue its shares to third parties at amounts per share in excess of or less than the Company's average per share carrying value. With respect to such transactions, the resulting gains or losses arising from the change in ownership are recorded in income for the year in which such shares are issued. On-demand solutions was dissolved on September 30, 2009 due to the change in its business environment and completed its liquidation on January 29, 2010.

New Accounting Standards

Business Combinations

Effective April 1, 2009, IIJ adopted ASC805, "Business Combinations". ASC805 requires an acquirer in a business combination to generally recognize and measure all the identifiable assets acquired, the liabilities assumed, goodwill and any noncontrolling interest in the acquiree at their fair values as of the acquisition date. The adoption of ASC805 did not have any impact on IIJ's results of operations and financial position as there were no business combinations during the year ended March 31, 2010, however the impact in the future would depend on the size and the detail of the business combination.

Noncontrolling Interests in Consolidated Financial Statements

Effective April 1, 2009, IIJ adopted ASC810-10-65, "Consolidation-Transition Related to FASB Statement No.160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No.51", which was formerly Statement of Financial Accounting Standards ("SFAS") No.160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No.51". The Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The adoption of ASC810-10-65  did not have a material impact on IIJ's results of operations and financial position

NET INCOME PER SHARE (Unaudited)

Basic and diluted net income per common share computation for the fiscal years ended March 31, 2009 and 2010 is as follows.

	Fiscal Year Ended March 31, 2009	Fiscal Year Ended March 31, 2010
Numerator:
Net income (Thousands of Yen)	1,419,304	2,234,138

Denominator:
Basic weighted average number of shares of common stock outstanding	205,165	202,544
Effect by stock option	30	-
Diluted weighted average number of shares of common stock outstanding	205,195	202,544

Basic net income per share (YEN)	6,917.87	11,030.38
Diluted net income per share (YEN)	6,916.85	11,030.38

For the fiscal years ended March 31, 2009 and 2010, the number of the potentially dilutive shares excluded from the computation of diluted net income per share, because the exercise prices of the options were greater than the average market price of the common shares, was 950 shares and 925 shares, respectively.

SUBSEQUENT EVENTS (Unaudited)

Not applicable

OTHERS

Notes regarding leases, related party transactions, income tax effects, equity securities, financial products, derivatives, retirement benefits, stock option plans and business combination, are omitted on the day of announcement of this document.

(Reference) STATUS OF PRODUCTION, RECEIPT OF ORDER AND SALES ACTIVITIES (unaudited)

(1)	Results of Production

 Results of production for the fiscal year ended March 31, 2010 is as follows.

	Fiscal Year Ended March 31, 2010
	Thousands of JPY	YoY Change (%)
Systems Integration	22,120,312	(11.1)
Total	22,120,312	(11.1)

*1	Consumption tax is not included.
*2	The YoY change (%) in this table shows an increase or decrease percentage compared to the Fiscal Year ended March 31, 2009.
*3	Results of production for Connectivity and Outsourcing services, equipment sales and ATM Operation Business are not included, since the Company does not produce for.

(2)	Results of Receiving Orders

Result of receiving orders for the fiscal year ended March 31, 2010 is as follows.

	Fiscal Year ended March 31, 2010
	Order received (Thousands of JPY)	YoY Change (%)	Order backlog (Thousands of JPY)	YoY Change (%)
Systems Integration and equipment sales	29,514,626	(12.1)	13,558,534	(8.8)
Total	29,514,626	(12.1)	13,558,534	(8.8)

*1	Consumption tax is not included.
*2	The YoY change (%) in this table shows an increase or decrease percentage compared to the fiscal year ended March 31, 2009.
*3	Results of receiving orders and order backlog for Connectivity and Outsourcing services and ATM Operation Business are not included, since the Company does not produce for.
*4	Systems Integration and equipment sales are totaled, as they cannot be classified properly at the stage of receiving orders.

(3)	Results of Sales Activities

 Results of sales activities for the fiscal years ended March 31, 2009 and 2010 is as follows.
	Fiscal Year Ended March 31, 2009	Fiscal Year Ended March 31, 2010	YoY Change
	Thousands of JPY	Thousands of JPY	%
Connectivity and Outsourcing services revenue	35,075,596	36,972,630	5.4
Connectivity (corporate use)	13,142,939	13,847,116	5.4
Connectivity (home use)	6,537,370	6,854,258	4.8
Outsourcing services	15,395,833	16,271,256	5.7
Systems Integration revenue	33,647,097	30,070,576	(10.6)
Systems construction	14,658,502	11,353,598	(22.5)
Systems operation and maintenance	18,988,595	18,716,978	(1.4)
Equipment sales	984,585	756,517	(23.2)
ATM Operation Business	23,452	206,657	781.2
Total	69,730,730	68,006,380	(2.5)

*1	Consumption tax is not included.
*2	Sales to each customer and its ratio to aggregate sales for the fiscal year ended March 31, 2009 and 2010 are omitted as the ratios are less than 0.1 (10%).

4th Quarter FY2009 Consolidated Financial Results (3 months)

The following tables are highlight data of 4th Quarter FY2009 consolidated financial results (unaudited, from January 1, 2010 to March 31, 2010).

Operating Results Summary
	4Q08	4Q09	YoY Change
	JPY millions	JPY millions
Total Revenues:	18,942	19,694	4.0%
Connectivity and Outsourcing Services	9,135	9,372	2.6%
SI	9,542	9,905	3.8%
Equipment Sales	259	318	22.8%
ATM Operation Business	6	99	1491.1%
Cost of Revenues:	14,891	15,358	3.1%
Connectivity and Outsourcing Services	7,466	7,655	2.5%
SI	7,039	7,152	1.6%
Equipment Sales	224	270	20.3%
ATM Operation Business	162	281	73.5%
SG&A Expenses and R&D	2,978	2,930	(1.6%)
Operating Income	1,073	1,404	30.9%
Income before Income Tax Expense	792	1,076	35.8%
Net Income attributable to IIJ	1,065	1,101	3.4%

Connectivity and Outsourcing Services Revenues Breakdown and Cost
	4Q08	4Q09	YoY Change
	JPY millions	JPY millions
Connectivity and Outsourcing Services Revenues	9,135	9,372	2.6%
Connectivity Service (Corporate Use)	3,437	3,480	1.3%
IP Service	2,351	2,257	(4.0%)
IIJ FiberAccess/F and IIJ DSL/F	736	752	2.2%
IIJ Mobile Service	268	401	49.4%
Others	81	70	(14.2%)
Connectivity Service (Home Use)	1,678	1,720	2.5%
Under IIJ Brand	247	260	5.2%
hi-ho	1,289	1,320	2.4%
OEM	142	140	(1.3%)
Outsourcing Services	4,020	4,172	3.8%
Cost of Connectivity and Outsourcing Services	7,466	7,655	2.5%
Backbone Cost (included in the cost of Connectivity and Outsourcing Service)	916	954	4.2%
Connectivity and Outsourcing Services Gross Margin Ratio	18.3%	18.3%	?

SI Revenue Breakdown and Cost
	4Q08	4Q09	YoY Change
	JPY millions	JPY millions
SI Revenues	9,542	9,905	3.8%
Systems Construction	4,644	5,218	12.4%
Systems Operation and Maintenance	4,898	4,687	(4.3%)
Cost of SI	7,039	7,152	1.6%
SI Gross Margin Ratio	26.2%	27.8%	?

SI and Equipment Sales Order Backlog	14,871	13,559	(8.8%)

Equipment Sales Revenue and Cost
	4Q08	4Q09	YoY Change
	JPY millions	JPY millions
Equipment Sales Revenues	259	318	22.8%
Cost of Equipment Sales	224	270	20.3%
Equipment Sales Gross Margin Ratio	13.4%	15.2%	?

ATM Operation Business Revenue and Cost
	4Q08	4Q09	YoY Change
	JPY millions	JPY millions
ATM Operation Business Revenues	6	99	1491.1%
Cost of ATM Operation Business	162	281	73.5%

Other Financial Statistics
	4Q08	4Q09	YoY Change
	JPY millions	JPY millions
Adjusted EBITDA	2,550	2,776	8.9%
CAPEX, including capital leases	657	1,218	85.2%
Depreciation and amortization [7]	1,477	1,372	(7.1%)

Reconciliation of Non-GAAP Financial Measures

The following table summarizes the reconciliation of adjusted EBITDA to net income in our consolidated statements of income that are prepared in accordance with U.S. GAAP.

Adjusted EBITDA
	4Q08	4Q09
	JPY millions	JPY millions
Adjusted EBITDA	2,550	2,776
Depreciation and Amortization [7]	(1,477)	(1,372)
Operating Income	1,073	1,404
Other Income (Expense)	(281)	(328)
Income Tax Expense	(190)	90
Equity in Net Income (Loss) of Equity Method Investees	(10)	32
Net income	972	1,018
Net loss attributable to noncontrolling interests	93	83
Net Income attributable to IIJ	1,065	1,101
[7] Depreciation and amortization includes impairment loss on other intangible assets. (See IIJ's consolidated financial statements for details).

The following table summarizes the reconciliation of capital expenditures to the purchase of property and equipment in our consolidated statements of cash flows that are prepared and presented in accordance with U.S. GAAP.

CAPEX
	4Q08	4Q09
	JPY millions	JPY millions
CAPEX, including capital leases	657	1,218
Acquisition of Assets by Entering into Capital Leases	329	767
Purchase of Property and Equipment	328	451

Internet Initiative Japan Inc.
Quarterly Consolidated Statements of Income (Unaudited)
(Three Months ended March 31, 2009 and March 31, 2010)

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2010
	Thousands of JPY	% of total revenues	Thousands of U.S. Dollars	Thousands of JPY	% of total revenues
REVENUES:
Connectivity and outsourcing services:
Connectivity (corporate use)	3,436,518		37,256	3,479,668
Connectivity (home use)	1,678,316		18,419	1,720,371
Outsourcing services	4,019,900		44,669	4,172,128
Total	9,134,734		100,344	9,372,167
Systems integration:
Systems Construction	4,644,483		55,874	5,218,612
Systems Operation and Maintenance	4,897,539		50,177	4,686,575
Total	9,542,022		106,051	9,905,187
Equipment sales	258,784		3,403	317,807
ATM operation business	6,187		1,054	98,440
Total revenues	18,941,727	100.0	210,852	19,693,601	100.0
COST AND EXPENSES:
Cost of connectivity and outsourcing services	7,466,183		81,963	7,655,368
Cost of systems integration	7,038,866		76,579	7,152,446
Cost of equipment sales	223,978		2,884	269,369
Cost of ATM operation business	161,698		3,004	280,609
Total cost	14,890,725	78.6	164,430	15,357,792	78.0
Sales and marketing	1,124,574	5.9	15,817	1,477,339	7.5
General and administrative	1,654,402	8.7	14,796	1,381,928	7.0
Research and development	198,986	1.1	773	72,188	0.4
Total cost and expenses	17,868,687	94.3	195,816	18,289,247	92.9
OPERATING INCOME	1,073,040	5.7	15,036	1,404,354	7.1
OTHER INCOME (EXPENSE):
Interest income	12,611		115	10,701
Interest expense	(98,006)		(696)	(65,036)
Foreign exchange gains (loss)	(18,986)		36	3,409
Losses on sales of other investments	(2,049)		309	28,872
Losses on write-down of other investments	(195,071)		(3,141)	(293,355)
Other—net	20,789		(140)	(13,089)
Other expense — net	(280,712)	(1.5)	(3,517)	(328,498)	(1.6)
INCOME FROM OPERATIONS BEFORE INCOME TAX EXPENSE AND EQUITY IN NET INCOME IN EQUITY METHOD INVESTEES	792,328	4.2	11,519	1,075,856	5.5
INCOME TAX EXPENSE (BENEFIT)	(189,718)	(1.0)	962	89,902	0.5
EQUITY IN NET INCOME (LOSS) OF EQUITY METHOD INVESTEES	(10,008)	(0.1)	345	32,259	0.2
NET INCOME	972,038	5.1	10,902	1,018,213	5.2
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	92,944	0.5	884	82,632	0.4
NET INCOME ATTRIBUTABLE TO INTERNET INITIATIVE JAPAN INC.	1,064,982	5.6	11,786	1,100,845	5.6

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2010
NET INCOME PER SHARE
BASIC WEIGHTED-AVERAGE NUMBER OF SHARES (shares)	202,544			202,544
DILUTED WEIGHTED-AVERAGE NUMBER OF SHARES (shares)	202,544			202,544
BASIC WEIGHTED-AVERAGE NUMBER OF ADS EQUIVALENTS (ADSs)	81,017,600			81,017,600
DILUTED WEIGHTED-AVERAGE NUMBER OF ADS EQUIVALENTS (ADSs)	81,017,600			81,017,600
BASIC NET INCOME PER SHARE (JPY / U.S. Dollars / JPY)	5,258.03		58.19	5,435.09
DILUTED NET INCOME PER SHARE (JPY / U.S. Dollars / JPY)	5,258.03		58.19	5,435.09
BASIC NET INCOME PER ADS EQUIVALENT (JPY / U.S. Dollars / JPY)	13.15		0.15	13.59
DILUTED NET INCOME PER ADS EQUIVALENT (JPY / U.S. Dollars / JPY)	13.15		0.15	13.59

(Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 93.40 which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2010.
(Note 2) The above presentation for the three months ended March 31, 2009 has been changed to conform to the presentation for the three months ended March 31, 2010.
Internet Initiative Japan Inc.
Quarterly Consolidated Statements of Cash Flows (Unaudited)
(Three Months ended March 31, 2009 and March 31, 2010)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
	Thousands of JPY	Thousands of U.S. Dollars	Thousands of JPY
OPERATING ACTIVITIES:
Net income	972,038	10,902	1,018,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,476,858	14,693	1,372,362
Reversal of retirement and pension costs, less payments	(67,291)	(134)	(12,506)
Provision for allowance for doubtful accounts and advances	8,268	144	13,393
Loss on disposal of property and equipment	279,247	6,600	616,410
Net losses (gains) on sales of other investments	2,049	(309)	(28,872)
Losses on write-down of other investments	195,071	3,141	293,355
Foreign exchange gains	(11,223)	(12)	(1,097)
Equity in net loss (income) of equity method investees (net of dividend)	10,008	(345)	(32,259)
Deferred income tax benefit	(335,379)	(365)	(34,059)
Others	(231)	139	13,000
Changes in operating assets and liabilities net of effects from acquisition of business and a company:
Increase in accounts receivable	(708,788)	(30,369)	(2,836,491)
Decrease in inventories, prepaid expenses and other current and noncurrent assets	1,715,877	12,032	1,123,824
Increase in accounts payable	117,161	15,823	1,477,895
Increase in income taxes payable	--	2,242	209,397
Increase (decrease) in accrued expenses, other current and noncurrent liabilities	(373,663)	1,798	167,930
Net cash provided by operating activities	3,280,002	35,980	3,360,495
INVESTING ACTIVITIES:
Purchase of property and equipment	(328,364)	(4,827)	(450,852)
Proceeds from sales of property and equipment	--	292	27,278
Purchase of available-for-sale securities	(87,524)	(472)	(44,052)
Purchase of short-term and other investments	(50,000)	(6,692)	(625,000)
Proceeds from sales of available-for-sale securities	3,417	603	56,288
Proceeds from sales and redemption of short-term and other investments	62,627	230	21,426
Payments of guarantee deposits	(27,025)	(252)	(23,583)
Refund of guarantee deposits	38,775	679	63,442
Payments for refundable insurance policies	(13,860)	(141)	(13,154)
Other	--	(16)	(1,498)
Net cash used in investing activities	(401,954)	(10,596)	(989,705)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
	Thousands of JPY	Thousands of U.S. Dollars	Thousands of JPY
FINANCING ACTIVITIES:
Proceeds from issuance of short-term borrowings with initial maturities over three months	250,000	2,677	250,000
Repayments of short-term borrowings with initial maturities over three months	(575,000)	(6,960)	(650,000)
Principal payments under capital leases	(1,106,108)	(15,255)	(1,424,846)
Net Increase in short-term borrowings with initial maturities less than three months	(125,000)	(2,677)	(250,000)
Payments for acquisition of treasury stock	(105,992)	--	--
Net cash used in financing activities	(1,662,100)	(22,215)	(2,074,846)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	16,329	25	2,369

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,232,277	3,194	298,313
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	8,955,447	90,643	8,466,102
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	10,187,724	93,837	8,764,415

(Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 93.40 which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2010.
(Note 2) The above presentation for the three months ended March 31, 2009 has been changed to conform to the presentation for the three months ended March 31, 2010.

Note: The following information is provided to disclose Internet Initiative Japan Inc. ("IIJ") financial results (unaudited) for the Fiscal Year Ended March 31, 2010 ("FY2009") in the form defined by the Tokyo Stock Exchange.

Consolidated Financial Results for the Fiscal Year Ended March 31, 2010
[Under accounting principles generally accepted in the United States ("U.S. GAAP")]

May 14, 2010

Company name: Internet Initiative Japan Inc.       Exchange listed: Tokyo Stock Exchange First Section

Stock code number: 3774                                  URL: http://www.iij.ad.jp/

Representative: Koichi Suzuki, President and Representative Director

Contact: Akihisa Watai, Managing Director and CFO       TEL: (03) 5259-6500

Annual general shareholder's meeting: scheduled on June 25, 2010

Payment of dividend: Scheduled to be started on June 28, 2010

Filing of annual report (Yuka-shoken-houkokusho) to the regulatory organization in Japan: June 28, 2010 (Scheduled)

 (Amounts of less than JPY one million are rounded)

1. Consolidated Financial Results for the Fiscal Year Ended March 31, 2010
(April 1, 2009 to March 31, 2010)

(1) Consolidated Results of Operations					(% shown is YoY change)

	Total Revenues		Operating Income		Income before Income Tax Expense		Net Income attributable to IIJ
	JPY millions	?	JPY millions	?	JPY millions	?	JPY millions	?
Fiscal year ended March 31, 2010	68,006	(2.5)	3,412	16.9	2,859	40.5	2,234	57.4
Fiscal year ended March 31, 2009	69,731	4.3	2,917	(38.7)	2,034	(53.4)	1,419	(72.6)
	Basic Net Income attributable to IIJ per Share	Diluted Net Income attributable to IIJ per Share	Shareholders' Equity Net Income to Total Shareholders' Equity	Income before Income Tax Expense to Total Assets	Total Revenues Operating Margin Ratio
	JPY	JPY	%	%	%
Fiscal year ended March 31, 2010	11,030.38	11,030.38	8.5	5.5	5.0
Fiscal year ended March 31, 2009	6,917.87	6,916.85	5.7	3.8	4.2

(Reference) Equity in net income of equity method investees   Fiscal year ending March 31, 2010: JPY159 million

                                                                                             Fiscal year ending March 31, 2009: JPY35 million

(Note) Income before income tax expense represents income from operations before income tax expense and equity in net income in equity method investees, respectively, in IIJ's consolidated financial statements. Additionally, net income attributable to IIJ is equivalent to net income in the former presentation materials up to FY2008.

(2) Consolidated Financial Position
	Total Assets	Total Equity	Shareholders' Equity	Shareholders' Equity as a percentage of Total Assets	Shareholders' Equity per share
	JPY millions	JPY millions	JPY millions	%	JPY
March 31, 2010	51,115	27,364	27,320	53.4	134,882.18
March 31, 2009	52,301	25,243	25,169	48.1	124,265.27

(Note) Shareholders' equity, shareholders' equity as a percentage of total assets and shareholders' equity per share represents IIJ Shareholders' equity, IIJ shareholders' equity as a percentage of total assets and IIJ shareholders' equity per share, respectively, in IIJ's consolidated financial statements..

(3) Consolidated Cash Flow
	Operating Activities	Investing Activities	Financing Activities	Cash and Cash Equivalents (End of the Period)
	JPY millions	JPY millions	JPY millions	JPY millions
Fiscal year ended March 31, 2010	9,621	(3,788)	(7,238)	8,764
Fiscal year ended March 31, 2009	8,631	(3,328)	(6,573)	10,188

2. Dividends

	Dividend per Shares
	1st quarter-end	2nd quarter-end	3rd quarter-end	Year-end	Total
	Yen	Yen	Yen	Yen	Yen
Fiscal year ended March 31, 2009	--	1,000.00	--	1,000.00	2,000.00
Fiscal year ending March 31, 2010	--	1,000.00	--	1,250.00	2,250.00
Fiscal year ending March 31, 2011 (Target)	--	1,250.00	--	1,250.00	2,500.00
	Total cash dividends for the year	Payout Ratio (consolidated)	Ratio of Dividends to Shareholder's Equity (consolidated)
	JPY millions	%	%
Fiscal year ended March 31, 2009	409	28.9	1.6
Fiscal year ending March 31, 2010	456	20.4	1.7
Fiscal year ending March 31, 2011 (Target)		19.5

3. Target of Consolidated Financial Results for the Fiscal Year Ending March 31, 2011
(April 1, 2010 through March 31, 2011)

							(% shown is YoY change)
	Total Revenues		Operating Income		Income before Income Tax Expense (Benefit)		Net Income Attributable to IIJ		Basic Net Income attributable to IIJ per Share
	JPY millions	%	JPY millions	%	JPY millions	%	JPY millions	%	JPY
Interim Period Ending September 30, 2009	32,300	0.1	1,200	2.9	1,100	7.3	800	11.8	3,949.76
Fiscal year ending March 31, 2009	71,000	4.4	4,300	26.0	3,700	29.4	2,600	16.4	12,836.72

4. Others

(1) Change of Condition in Consolidated Subsidiaries during the fiscal year ended March 31, 2010

(Change of Condition in Specific Consolidated Subsidiaries with a Change of Scope of Consolidation): None

Newly Established (Name:                   )  Excluded (Name:                  )

(2) Changes in Significant Accounting and Reporting Policies for Consolidated Financial Statements

     1) Changes due to the revision of accounting standards: Yes

     2) Others: None

(3) Number of Shares Outstanding (Shares of Common Stock)

     1) The number of shares outstanding (inclusive of treasury stock):

As of March 31, 2010:   206,478 shares

As of March 31, 2009:   206,478 shares

     2) The number of treasury stock:

As of March 31, 2010:   3,934 shares

As of March 31, 2009:   3,934 shares

     3) The weighted average number of shares outstanding:

As of March 31, 2010:   202,544 shares

As of March 31, 2009:   205,165 shares

CONTACT:  Internet Initiative Japan Inc.
          IIJ Investor Relations Office
          Yuko Kazama
          +81-3-5259-6500
          ir@iij.ad.jp
          http://www.iij.ad.jp/en/IR

[English Translation]

May 14, 2010

Company name: 1-105 Kanda Jimbo-cho, Chiyoda-ku, Tokyo
Internet Initiative Japan Inc.

Company representative: Koichi Suzuki, President and Representative Director
(Stock Code Number: 3774 The First Section of the Tokyo Stock Exchange)

Contact: Akihisa Watai, Managing Director and CFO
TEL: 03-5259-6500

Information Pertaining to Controlling Shareholders

1. Name of Controlling Shareholders
 (as of March 31, 2010)

Name	Relationship	Its Ownership Percentage (%)	Securities Exchanges where its Shares are Listed
Nippon Telegraph and Telephone Corporation	IIJ is NTT's affiliate company	30.0 (5.0)
Tokyo Stock Exchange, Inc. (First
Section)
Osaka Securities Exchange, Co.,
Ltd. (First Section)
Nagoya Stock Exchange, Inc. (First
Section)
Fukuoka Stock Exchange
Sapporo Stock Exchange
New York Stock Exchange, Inc.
London Stock Exchange plc.

(Notes) The percentage in parentheses is the indirect ownership by NTT included in the figure above.

2. Position of the Listed Company (IIJ) within Parent Company's Corporate Group and other Parent Company Relationships

a. Position of the Listed Company (IIJ) within the Group of the Parent Company

The ownership percentage by NTT, which is IIJ's largest shareholder, was 30.0% as of March 31, 2010, including its indirect ownership. However, IIJ's sales activities are not affected by NTT's ownership in IIJ and IIJ is maintaining its management independence.

b. Personal Relationships with the Parent Company, other Related Company and their Group Companies

IIJ's board of directors consists of 14 members including 4 outside directors. Takashi Hiroi, an outside director (part-time director) of IIJ, is an employee of NTT (Senior Manager, Strategic Business Development Division of NTT). However, he is monitoring IIJ's business operations as an outside director and does not have any personal relationships, such as family relationships, with IIJ's other directors and auditors. He did not acquire any interest such as capital or business relationships upon becoming an outside director.

3. Business Relationship with NTT Group

IIJ uses services provided by Nippon Telegraph and Telephone East Corporation (“NTT East”) and Nippon Telegraph and Telephone West Corporation (“NTT West”) for a significant portion of its access circuits, and services provided by NTT Communications Corporation (“NTT Communications”) for a significant portion of its domestic and international backbones. The amount paid to NTT East and West, and to NTT Communications for their telecommunication circuits was JPY1,328 million and JPY3,429 million, respectively for the fiscal year ended March 31, 2010.

IIJ leases a part of Internet data center facilities from NTT Group companies to provide our Internet data center services to our customers and the amount paid to NTT Group related to the lease of Internet data center facilities are JPY1,843 million.

Business transactions with the NTT Group are within the scope of normal business practices, and there is no special contract made in relation to the investment by NTT Group.